EXHIBIT 99.1

Contacts: Investors: Alison Ziegler, Cameron Associates, 212-554-5469 Bill Wells, Guided Therapeutics, 770-242-8723 Ext. 241
5835 Peachtree Corners East, Suite D
Norcross, GA 30092

Guided Therapeutics Receives Initial $2.9 million from

Warrant Exchange Offer

NORCROSS, GA (September 19, 2012) – Guided Therapeutics, Inc., (OTCBB: GTHP) (OTCQB: GTHP), today announced that it has received a total of $2.9 million to date resulting from the exercises of new warrants issued in the Company’s recent warrant exchange offer completed on July 5, 2012. In connection with the exercises of these warrants, the Company issued 7,042,682 shares of its common stock.

The exercised warrants had variable exercise prices, depending on the exercise date, of $0.40, $0.45 or $0.50 per share, and had an expiration date of September 15, 2012. Approximately three percent of the warrants, which were exercisable for 844,967 shares of common stock, expired unexercised on that date.

The Company intends to apply the proceeds to increase inventory of the Company’s LuViva® Advanced Cervical Scan device to meet current demand for the product, expand its international marketing and sales efforts and continue to seek FDA approval for the LuViva device.

At September 17, 2012, the Company had outstanding warrants exercisable for approximately 20.5 million shares of common stock with the following expiration dates and exercise prices:

•	Warrants exercisable for approximately 12.3 million shares of common stock that will expire on March 1, 2013 and have an exercise price $0.65 per share. If these warrants are exercised in full, the Company would receive approximately $8 million in cash.
•	Warrants exercisable for approximately 472,000 shares of common stock that expire July 26, 2013 and have an exercise price of $0.65 per share. If these warrants are exercised in full, the Company would receive approximately $307,000 in cash.
•	Warrants exercisable for approximately 3.6 million shares of common stock that expire March 1, 2014 and have an exercise price of $0.65 per share. If these warrants are exercised in full, the Company would receive approximately $2.3 million in cash.
•	Warrants exercisable for approximately 472,000 shares of common stock that expire July 26, 2014 and have an exercise price of $0.80 per share. If these warrants are exercised in full, the Company would receive approximately $378,000 in cash.
•	Warrants exercisable for approximately 3.6 million shares of common stock that expire March 1, 2015 and have an exercise price of $0.80 per share. If these warrants are exercised in full, the Company would receive approximately $2.9 million in cash.

At September 15, 2012, the Company had 61,848,787 shares outstanding.

About Guided Therapeutics

Guided Therapeutics, Inc. (OTCBB: GTHP) (OTCQB: GTHP) is developing a rapid and painless testing platform for the early detection of disease based on its patented biophotonic technology that utilizes light to detect disease at the cellular level. The Company’s first planned product is the LuViva® Advanced Cervical Scan, a non-invasive device used to detect cervical disease instantly and at the point of care. In a multi-center clinical trial, with women at risk for cervical disease, the technology was able to detect cervical cancer up to two years earlier than conventional modalities, according to published reports. Guided Therapeutics has also entered into a partnership with Konica Minolta to develop a non-invasive test for the early detection of esophageal cancer using the technology platform. For more information, visit: www.guidedinc.com.

The Guided Therapeutics LuViva® Advanced Cervical Scan is an investigational device and is limited by federal law to investigational use. LuViva, the wave logo and "Early detection, better outcomes" are registered trademarks owned by Guided Therapeutics, Inc.

Forward-Looking Statements Disclaimer: A number of the matters and subject areas discussed in this news release that is not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from Guided Therapeutics’ actual future experience involving any of or more of such matters and subject areas. Such risks and uncertainties include those related to the decisions of warrant holders to exercise their warrants, as well as those related to: the early stage of products in development, the uncertainty of market acceptance of products, the uncertainty of development or effectiveness of distribution channels, the intense competition in the medical device industry, the uncertainty of capital to develop products, the uncertainty of regulatory approval of products, dependence on licensed intellectual property, as well as those that are more fully described from time to time under the heading “Risk Factors” in Guided Therapeutics’ reports filed with the SEC, including Guided Therapeutics’ Annual Report on Form 10-K for the fiscal year ended December 31, 2011, and subsequent quarterly reports.

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